EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

to: Stephen Easterbrook
This agreement (this “Agreement”), dated as of October 31, 2019, by and between McDonald’s Corporation and you, sets forth terms of your separation from service with McDonald’s.
This Agreement shall be binding on you, your heirs, successors and assigns, and on McDonald’s.  “McDonald’s” as used in this Agreement, includes McDonald’s Corporation, McDonald’s USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators trustees and other fiduciaries, and all successors and assigns of all of the foregoing.
In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, you and McDonald’s agree to the following:
TERMINATION DATE
Your date and time of termination (“Termination Date”) shall be close of business November 1, 2019.
ACCRUED OBLIGATIONS
Your final paycheck shall include all base salary earned by you as well as any accrued but unused vacation and personal days as of your Termination Date.
All payments to you, as set forth in this Agreement, shall be issued in accordance with, and subject to any withholding required by, all federal, state and local laws.
BENEFITS TERMINATION
Your Termination Date shall be your “termination date” (or equivalent term) for purposes of McDonald’s benefits plans and programs, including, but not limited to, the 401(k) Plan and insurance plans.  Without limiting the generality of the foregoing, your active participation in McDonald’s welfare plans, such as the health (medical, dental and vision), group insurance and spending account plans shall end as of your Termination Date.  For information on continuing health or healthcare spending account plans through COBRA, see below.  McDonald’s reserves the right, in its sole discretion, to change or discontinue its benefit programs at any time, with or without prior notice.
SEVERANCE
Pursuant to the McDonald’s Corporation Officer Severance Plan (the “Severance Plan”), you shall be entitled to twenty-six (26) “Weeks of Severance” (as defined in the Severance Plan), which amount shall

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be paid in a lump sum six (6) months following the Termination Date (or, if applicable, in accordance with Section 7.1 of the Severance Plan).
TARGET INCENTIVE PLAN (TIP)
If there is a TIP payment for 2019, you shall be eligible for a pro-rated 2019 TIP payment payable on or about March 1, 2020, but in no event later than March 15, 2020, based on actual performance for 2019 as determined by the Compensation Committee of the Board of Directors of McDonald’s Corporation.  Your TIP shall be pro-rated to your Termination Date and shall be administered consistent with the TIP requirements.
CONTINUATION OF HEALTH COVERAGE
If you are participating in the medical, dental or vision plan coverage under the Health Plan as of your Termination Date, you may elect to continue such coverage for 18 months (or longer if required by law). This is known as “COBRA” coverage.  If you file a timely election to take COBRA coverage, you shall pay the applicable employee cost for that coverage (i.e., the cost you are currently paying as an active employee) and, pursuant to the Severance Plan, McDonald’s shall pay the remainder of the cost through May 31, 2020.  You shall only be permitted to take the COBRA coverage if you pay the applicable employee cost.  McDonald’s shall not withhold your share of these costs from any other payments due to you hereunder.  Beginning on June 1, 2020, your COBRA premium for any remaining months of COBRA coverage shall be increased to 102% of the full COBRA premium cost (including both the employee and employer costs for the coverage).  McDonald’s shall not pay any portion of the cost of COBRA coverage beyond May 31, 2020, regardless of whether you or your eligible dependents have an additional qualifying event under COBRA.  Notwithstanding the foregoing, if COBRA coverage is no longer required to be provided under the federal laws governing COBRA, all payments for COBRA coverage shall also end.  Further information about COBRA coverage shall be provided by the Health Plan Administrator.
STOCK OPTIONS AND PERFORMANCE-BASED RESTRICTED STOCK UNITS
Each stock option and performance-based restricted stock unit (“RSU”) award held by you on your Termination Date shall be treated in accordance with the terms of the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan and the applicable stock option or RSU award agreement governing your awards (collectively, the “Grant Materials”).  Without limiting the generality of the foregoing, the parties agree that your termination of employment on your Termination Date shall be considered a termination of employment by McDonald’s without “Cause” within the meaning set forth in the applicable Grant Materials.  For the avoidance of doubt, your termination of employment shall not be considered a “Termination with At Least 68 Years of Combined Age and Service” within the meaning set forth in the applicable Grant Materials.
For more detailed information on the treatment of your stock options and RSUs upon your Termination Date, please refer to the sections of the applicable Grant Materials.

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Stock Options
Pursuant to the terms of the applicable Grant Materials, you shall be permitted to exercise your outstanding stock option awards as provided in the following chart.
Options Granted	Options that May Be Exercised	Last Date to Exercise (If the last date to exercise is a weekend or a U.S. holiday, the last date shall be the previous business day.)
All outstanding option grants
Options that are currently vested or exercisable or would have become vested or exercisable within three (3) years following your Termination Date shall continue to vest or become exercisable pursuant to the original schedule.  Options that are not scheduled to vest or become exercisable within three (3) years following your Termination Date shall be forfeited.
The third (3rd) anniversary of your Termination Date, or such earlier date on which such options expire in accordance with the applicable Grant Materials.

Performance-Based Restricted Stock Units (RSUs)
Pursuant to the terms of the applicable Grant Materials, you shall be eligible to vest in a portion of your unvested RSUs (and any corresponding dividend equivalents), prorated based upon the number of months (with partial months counted as full months) elapsed from the applicable grant date to the Termination Date, at the end of the applicable performance period to the extent the applicable performance goals are achieved, as determined by the Compensation Committee of the Board of Directors of McDonald’s Corporation.  RSUs that vest shall be paid out in the form of shares of McDonald’s stock (or in cash in McDonald’s sole discretion).
FULL SETTLEMENT
You acknowledge that the payments described above under the sections entitled “Severance,” “Target Incentive Plan (TIP),” “Continuation of Health Coverage” and “Stock Options and Performance-Based Restricted Stock Units” are your sole entitlements under the Severance Plan, the TIP and the 2012 Omnibus Stock Ownership Plan and, other than the benefits expressly set forth in this Agreement, that you shall not be entitled to any other severance or termination pay under such plans or any other benefit plans of McDonald’s or rights with respect to compensation under such plans or any other benefit plans of McDonald’s that was unvested as of the date hereof.
RESIGNATIONS
I, Stephen Easterbrook, hereby tender my resignation as President and Chief Executive Officer of McDonald’s Corporation, effective as of my Termination Date.  In addition, I hereby tender my resignation, effective as of my Termination Date, as a member of the Board of Directors of McDonald’s Corporation, from any other officer and director positions that I currently hold with any McDonald’s group company or affiliated company and for which I do not otherwise tender a separate resignation,

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and from my Trustee position with Ronald McDonald House Charities, Inc.  While McDonald’s and I hereby agree that such resignations are intended to be self-effectuating, I further agree to execute any documentation that McDonald’s determines necessary or appropriate to facilitate such resignation.
COOPERATION WITH McDONALD’S
Except as described below in this section and the section entitled “Right to Enforce Agreement and Cooperate with the Government,” you agree to reasonably assist and cooperate with McDonald’s (and its outside counsel) (subject to McDonald’s payment of reasonable out-of-pocket expenses, including travel expenses, incurred by you) in any pending, threatened or future investigations, charges, complaints, lawsuits, arbitrations, regulatory actions or other claims or proceedings in the event that McDonald’s determines that you may have knowledge or be a witness relating to the investigation, charge, complaint, lawsuits, arbitration, regulatory action or other claim or proceedings.  Notwithstanding the foregoing, this section does not require you to assist and cooperate with McDonald’s in any claim, lawsuit or proceeding brought by you against McDonald’s for breach of this Agreement or for a claim that is excepted from the General Release below.
GENERAL RELEASE
In exchange for the payments and benefits set forth above in this Agreement, you (and anyone claiming through you or on your behalf, including your heirs and assigns) agree to release McDonald’s, to the fullest extent permitted by law, with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises and obligations for damages, and any and all other demands you may have against McDonald’s or have ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by McDonald’s from the beginning of time to the date on which you execute this Agreement.
The claims you are releasing include, without limitation, the claims as defined in this Agreement, any additional claims asserted on your behalf by legal counsel (if any) or by any individual, entity or government agency, and all other claims arising under any act, statute, constitution, regulation, executive order, ordinance, or the common law, including any claims for attorneys’ fees and/or costs.  Without limiting the generality of the foregoing and subject to the exceptions listed in the section below entitled “Right to Enforce Agreement and Cooperate with the Government,” the claims released by you hereunder include, but are not limited to:
(a)	all claims for or related in any way to your employment, compensation, other terms and conditions of employment, or cessation of employment with McDonald’s;
(b)
all claims that were or could have been asserted by you or on your behalf:  (i) in any federal, state or local court or tribunal; (ii) under any public policy or common law theory; (iii) under any employment agreement or contract, other agreement or contract, or tort (including, but not limited to, claims for infliction of emotional distress); or (iv) under any federal, state, or local law, regulation, ordinance, or executive order;

(c)
any and all claims that McDonald’s is obligated to pay or owes any compensation or payments to you in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that you may have developed, produced, created, designed, modified, improved, enhanced or revised during your employment with

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McDonald’s or disclosed to McDonald’s, including, without limitation, any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets, (collectively referred to in this Agreement as “Materials”); and

(d)
any and all claims that were or could have been asserted by you or on your behalf arising under any law, including, but not limited to, and as in effect or amended from time to time:  Title VII of the Civil Rights Act of 1964 (“Title VII”), Civil Rights Act of 1866 (42 U.S.C. Section 1981), Civil Rights Act of 1991 (42 U.S.C. Section 1981a), , Americans with Disabilities Act (“ADA”), Employee Retirement Income Security Act, Family and Medical Leave Act, Uniformed Services Employment and Reemployment Rights Act (“USERRA”), Genetic Information Nondiscrimination Act (“GINA”), Equal Pay Act, Fair Credit Reporting Act, Immigration Reform Control Act, Occupational Safety and Health Act, Employee Polygraph Protection Act, Worker Adjustment and Retraining Notification Act (“WARN Act”), Lilly Ledbetter Fair Pay Act of 2009, any state or federal consumer protection and/or trade practices act, Illinois Human Rights Act, Illinois Wage Payment and Collection Act, Illinois Equal Wage Act, Illinois Equal Pay Act of 2003, Illinois Minimum Wage Law, Illinois Worker Adjustment and Retraining Notification Act (“Illinois WARN Act”), the anti-retaliation provisions of the Illinois Workers Compensation Act, the Illinois Whistleblower Act and any other whistleblower statute, the New York Human Rights Law, and any state or federal consumer protection and/or trade practices act.

Without limiting the generality of the foregoing, the claims you are releasing include any claim that any future nonpayment or difference in amount, timing or duration of wages, salaries, bonuses, benefits (such as under the 401(k) Plan, Deferred Compensation Plan, insurance plans, TIP or the 2012 Omnibus Stock Ownership Plan) or other compensation is discriminatory under, Title VII, the ADA and the Rehabilitation Act of 1973, all as amended or modified in operation by the Lilly Ledbetter Fair Pay Act of 2009, and all such claims under all federal, state and local law, as heretofore or hereafter amended or modified in operation.
YOU UNDERSTAND BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS AGAINST McDONALD’S, except those expressly excepted by this Agreement or otherwise not waivable by law.  You agree that this Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled.
RIGHT TO ENFORCE AGREEMENT AND COOPERATE WITH THE GOVERNMENT
Nothing in this Agreement shall prohibit or interfere with your right to bring any action to enforce the terms of this Agreement or to file a charge or complaint, report a violation of the law, communicate, testify, assist, cooperate, or participate in an investigation, proceeding or hearing conducted by the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission or other federal, state or local agency or commission without prior authorization or approval of the Law Department or any other McDonald’s official or representative, and you are not required to report such actions to McDonald’s.  Furthermore, nothing in this Agreement prohibits or restricts your ability to share confidential company information regarding possible violations of the law with any federal, state or local government agency, and to accept monetary awards for providing information about violations of the law to any such agency (sometimes referred to as “whistleblower awards” or “informant awards”) under any whistleblower law, rule or program.  However, except where otherwise prohibited by law, the consideration provided to you in this Agreement shall be the sole relief

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provided to you for all claims you previously asserted or could have asserted.  You are not, and shall not be, entitled to recover, and you agree to waive, to the fullest extent permitted by law, any back pay, back benefits, damages for emotional distress, other actual or compensatory damages, punitive damages, interest, and other monetary benefits or other personal relief or recovery against McDonald’s in connection with any such claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge, complaint or proceeding, except for whistleblower or informant awards as set forth above.
IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING
Under the Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law.  You likewise cannot be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Also, if you file a lawsuit for retaliation by McDonald’s for reporting a suspected violation of law, you may disclose a trade secret to your attorney and you may use the trade secret information in the court proceeding if you file any document containing the trade secret or confidential information under seal and you do not otherwise disclose the trade secret, except pursuant to court order.
RETURN OF McDONALD’S PROPERTY; DEDUCTIONS FROM PAY FOR MONEY OWED TO McDONALD’S
On or by your Termination Date, you shall return to McDonald’s all documents, manuals, office equipment, credit cards, and other things belonging to McDonald’s that you have borrowed or which, to the best of your knowledge, you possess or control.  You authorize McDonald’s to deduct from your paycheck or any other payments contemplated by this Agreement, any money owed McDonald’s as a result of items that are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made.
NON-DISPARAGEMENT AND LIMITATIONS ON PUBLICATIONS
From and following the date of this Agreement, you agree to refrain from all conduct, verbal or otherwise (including, but not limited to, postings on the internet and/or on any social media outlet, such as Twitter and Facebook) that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of McDonald’s, its past or current parents, subsidiaries or joint ventures, or any of its or their past or present officers, directors or employees.  While communicating about McDonald’s via social media or otherwise, you further agree that your communications shall clearly state that you are not employed by and do not represent McDonald’s and shall be clearly identified as representing your personal views and not those of McDonald’s.
Without limiting the generality of the foregoing, you further agree that, you shall not, for five (5) years following your Termination Date publish any articles or books about McDonald’s, its business or any director, officer, employee, franchisee or supplier of McDonald’s, or grant an interview relating to

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McDonald’s to any representative of the public media, without the prior written consent of McDonald’s General Counsel, Jerry Krulewitch, or his successor.
For clarification, your filing a charge, reporting a violation of law, cooperating, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission or other federal, state, or local agency, as outlined in the section entitled “Right to Enforce Agreement and Cooperate With the Government,” shall not be a violation of your obligations under this section.  Similarly, the parties agree that nothing in this Agreement is intended or shall be interpreted so as to interfere with any rights you may have under the United States Defend Trade Secrets Act, as outlined in the section entitled “Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.”
LICENSE TO RIGHT OF PUBLICITY
You hereby grant to McDonald’s the irrevocable, unrestricted worldwide right to use, publish, display, broadcast, edit, modify and distribute materials bearing your name, voice, image, likeness, music, statements attributable to you or any other identifiable representation of you in connection with or related to your employment with McDonald’s (collectively, “your Likeness”) in any form, style, color or medium whatsoever now existing.  You agree that all materials containing your Likeness are and shall remain the sole and exclusive property of McDonald’s, and you hereby assign any proprietary right you may have in such materials to McDonald’s.  You hereby release and forever discharge McDonald’s from any and all liability, claims and damages relating to the use of your Likeness and you waive any right you may have to inspect or approve the finished materials or any part or element thereof that incorporates your Likeness.
ASSIGNMENT OF INTELLECTUAL PROPERTY
You hereby agree and covenant that you have made and, that at all times after your Termination Date shall make, prompt full written disclosure to McDonald’s and hold in trust for the sole right, benefit, and use of McDonald’s:  any confidential information, ideas, inventions, innovations, discoveries, improvements, developments, methods, designs, trademarks, trade names, service marks, logos, trade dress, analyses, drawings, recipes, reports and all similar or related information, whether or not patentable, and any works of authorship, whether or not copyrightable (collectively “Inventions”), that originated with you in whole or in part during the period of your employment with McDonald’s.  You agree and acknowledge that any and all Inventions shall remain the exclusive property of McDonald’s.  You hereby expressly and fully assign to McDonald’s exclusive right, title and interest to all Inventions that originated with you in whole or in part during the period of your employment, whether written or not, and whether or not patentable or eligible for protection under copyright law, and fully waive any claims or rights you may have therein.  You agree to assist McDonald’s, at McDonald’s expense, in perfecting such transfer or assignment by taking all necessary actions and executing all documents as may be required.  You understand that the foregoing shall not apply to Inventions (a) developed on your own time, (b) without the use of Confidential Information (as defined below in the section entitled “Confidential Information”), proprietary information and/or trade secrets belonging to McDonald’s or without McDonald’s supplies, equipment, facilities, or property, and (c) that are not based on any work performed for McDonald’s or related in any way to McDonald’s business or actual or demonstrably anticipated research or development (which, to preclude any possible uncertainty, you have listed on Attachment A hereto).  Any assignment to McDonald’s of Inventions includes all rights of attribution,

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paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”).  To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that you may have in the assigned Inventions.  You further acknowledge that all original works of authorship that were made by you (solely or jointly with others) within the scope of and during the period of employment with McDonald’s and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC § 101) or under any similar concept or other applicable copyright law (to the extent U.S. copyright law does not apply).  The provisions of this section shall be binding upon you and your heirs, executors and administrators.
ENFORCEMENT OF PROPRIETARY RIGHTS
At McDonald’s expense, you shall assist McDonald’s after your termination of employment in every proper way to obtain, and from time to time to enforce, United States and foreign Proprietary Rights relating to Intellectual Property in any and all countries, subject to the terms of the section entitled “Cooperation with McDonald’s.”  To that end, you shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as McDonald’s may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.
NON-SOLICITATION OF EMPLOYEES; NON-INTERFERENCE WITH BUSINESS RELATIONSHIPS; CONFIDENTIALITY OF EMPLOYEE NAMES; NON-DISTURBANCE
For a period of two (2) years following your Termination Date, you agree and covenant that you shall not, on your own behalf or on behalf of any other person or entity (a) directly or indirectly, solicit for employment or assist in the solicitation of any “salaried” employee of McDonald’s, whether employed at the corporate office or in the field (including at McDonald’s restaurants); (b) provide to any prospective employer the identities of any of McDonald’s “salaried” employees; (c) assist any of McDonald’s “salaried” employees in obtaining employment with your new employer through the dissemination of resumes or otherwise; (d) release names of any McDonald’s “salaried” employees to recruiters, headhunters or employment agencies; and (e) directly or indirectly entice or induce any vendor, supplier, manufacturer, franchisee, consultant, independent contractor, service provider or partner of McDonald’s to reduce, divert or curtail its relationship with McDonald’s.  This section shall not prohibit you from soliciting, providing information about or assisting any former “salaried” employees of McDonald’s whose employment has been terminated involuntarily and without cause.
NON-COMPETE
You acknowledge that McDonald’s is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information as defined in this Agreement.  Moreover, you acknowledge that McDonald’s has highly valuable, long-term and near-permanent relationships with certain customers, suppliers, manufacturers, franchisees, employees and service organizations which McDonald’s has a legitimate interest in protecting and that you, by virtue of your position with McDonald’s, had, have and will continue to have access to these customers, suppliers, manufacturers, franchisees, employees and service

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organizations as well as the confidential, proprietary and trade secret information as defined in this Agreement.  You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining goodwill, reputation and a valuable brand and system.  You acknowledge and agree that, in performing services for McDonald’s, you were placed in a position of trust with McDonald’s and that, because of the nature of the services provided by you to McDonald’s, Confidential Information will become engrained in you, so much so that you would inevitably or inadvertently disclose such information in the event you were to provide similar services to a competitor of McDonald’s.  As such, you agree and covenant that for a period of two (2) years following your Termination Date:  (a) you shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform any services, work or consulting for one (1) or more Competitive Companies (as defined below) anywhere in the world; and (b) you shall not perform or provide, or assist any third party in performing or providing, Competitive Services anywhere in the world, whether directly or indirectly, as an employer, officer, director, owner, employee, partner or otherwise, of any person, entity, business, or enterprise.
For the purposes of this Agreement, “Competitive Companies” shall mean any company in the restaurant industry (whether informal eating-out or ready-to-eat) that competes with the business of McDonald’s, including any business in which McDonald’s engaged during the term of your employment and any business that McDonald’s was actively considering conducting as of your Termination Date.  Examples of Competitive Companies include, but are not limited to:  Arby’s, BoJangle’s, Burger King/Hungry Jacks, Caffè Nero, Checker’s, Chick-fil-A, Chipotle, Costa, Culver’s, Denny’s, Domino’s Pizza, Dunkin’ Brands, Five Guys, Greggs, Hardee’s, In-N-Out Burger, Jack-in-the-Box, Jamba Juice, Long John Silver’s Quick Service Restaurant Holdings (and all of its brands and subsidiaries), Panera Bread, Papa John’s, Popeye’s Chicken, Potbelly, Q-doba, Quiznos, Seven-Eleven, Sonic, Starbucks, Subway, Tim Horton’s, WaWa, Wendy’s, YUM Brands, Inc. (including, but not limited to, Taco Bell, Pizza Hut, Kentucky Fried Chicken and all of YUM Brands, Inc.’s subsidiaries) and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates or any organization in which they have an interest and that are involved in the restaurant industry (whether informal eating-out or ready-to-eat) anywhere in the world, or that otherwise compete with McDonald’s.  You agree to consult with McDonald’s General Counsel, Jerry Krulewitch, or his successor, for clarification as to whether or not McDonald’s views a prospective employer, consulting client or other business relationship you may have or have had in the restaurant industry (whether informal eating-out or ready-to-eat) not listed above as a Competitive Company.
For the purposes of this Agreement, “Competitive Services” means the design, development, manufacture, marketing or sale of a product, product line or service that competes with any product, product line or service of McDonald’s as they presently exist or as may be in existence or development on your Termination Date.
You agree that you shall notify McDonald’s prior to engaging in any way with a Competitive Company, and you further acknowledge and agree that McDonald’s may contact the Competitive Company and reveal the terms of the restrictive covenants in this Agreement.  This Agreement is not meant to prevent you from earning a living or fostering your career, but rather to prevent any competitive business from gaining any unfair advantage from your knowledge of McDonald’s Confidential Information, trade secrets and/or proprietary information.

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CONFIDENTIAL INFORMATION
You acknowledge that during your employment with McDonald’s you have formulated, established and otherwise had access to and knowledge of McDonald’s Confidential Information as defined in this Agreement.  You further acknowledge that the preservation of a continuing business relationship between McDonald’s and its customers, franchisees, suppliers and manufacturers is of critical importance to the continued business success of McDonald’s and that it is the policy of McDonald’s to safeguard as confidential the identity and special needs of certain customers, franchisees, suppliers, manufacturers, representatives and key employees.  You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining goodwill, reputation and a valuable brand and system.
In view of the foregoing, you agree and covenant that at all times after your Termination Date:  (a) you shall hold in strict confidence and shall not use, disclose, communicate, or distribute, to any person(s), firm or corporation, any Confidential Information (as defined herein), except as may be authorized and required in connection with your work for McDonald’s, unless you are compelled to do so by judicial process, or unless the General Counsel of McDonald’s expressly authorizes such in writing; (b) you shall not take, but shall leave with McDonald’s, all records (including electronic data) and papers and all other items of whatever nature that contain Confidential Information; and (c) you shall not write, confirm or otherwise communicate or publish to any person or entity any of McDonald’s trade secrets, proprietary information or Confidential Information, including, without limitation while using social media (e.g., blogging, tweeting, and postings on social networking sites).  You understand and agree that any unauthorized use of Confidential Information by you or by any party receiving such information through you shall be deemed a material breach of this Agreement.
For purposes of this Agreement, “Confidential Information” means all non-public information that is not generally known in the trade or industry and that is valuable to McDonald’s and that is or was disclosed by McDonald’s or by its affiliates to you or obtained by or imparted to you through your employment with McDonald’s (whether prepared by McDonald’s or its agents or advisors) in oral, electronic, tangible or intangible form, concerning the processes, products, services, technology or business of McDonald’s, that is either identified by McDonald’s as being confidential, or that would be understood by a person in your position, exercising reasonable business judgment, to be confidential.  Confidential Information includes, but is not limited to, the following:  (a) trade secrets and proprietary information as defined in this Agreement; (b) special information about relationships and distributors, vendors, suppliers, manufacturers, franchisees, employees and customers; (c) special and confidential knowledge about McDonald’s relating to pricing, business and financial affairs, advertising, marketing, sales, expansion plans, new store sites and strategies for McDonald’s business, including various technical items and equipment used or contemplated for use in McDonald’s business; and (d) any information McDonald’s has received, and in the future may receive, from third parties for which McDonald’s may owe a duty to maintain confidentiality or to use solely for limited purposes.  For purposes of this Agreement, the terms “trade secrets” and “proprietary information” include processes, methods, recipes, techniques, systems, formulae, patents, models, devices, compilations, customer lists, financial information, development plans, supplier lists and any information of whatever nature that gives McDonald’s an opportunity to obtain an advantage over competitors who do not know or use such information or data or any information that would be harmful to McDonald’s, if disclosed.  Confidential Information does not include general knowledge in the industry in which McDonald’s is engaged,

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information or materials disseminated to the general public by McDonald’s, and/or information that becomes public through no wrongful act or omission by you or by any other person.
Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency or from responding to any lawful subpoena or grand jury summons, provided that if you receive a subpoena or other legal process that may require your disclosure of McDonald’s confidential information you shall provide McDonald’s with timely notice of the subpoena or other legal process and, if McDonald’s contests the subpoena or other process, you shall not provide information or testimony until the dispute is resolved.  In addition, nothing herein prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation.  You do not need the prior authorization or approval from McDonald’s, and are not required to notify McDonald’s, before making any such reports or disclosures.  In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law or (y) in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  This section shall govern to the extent it may conflict with any other provision of this Agreement.
REASONABLENESS OF RESTRICTIVE COVENANTS
You acknowledge that McDonald’s has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization.  You acknowledge that McDonald’s has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that McDonald’s would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships.  You further acknowledge that McDonald’s is entitled to protect and preserve the going concern value of its business to the extent permitted by law.  In light of the foregoing acknowledgments, you agree that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of McDonald’s.
You further acknowledge that, although your compliance with the covenants contained in this Agreement may prevent you from earning a livelihood in a business similar to the business of McDonald’s, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents.  In light of the foregoing acknowledgements, you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Agreement.
RECEIPT OF PAY AND BENEFITS TO DATE
You acknowledge and agree that you have not applied for, nor are you eligible for, short-term disability, long-term disability, worker’s compensation, or family and medical leave under applicable federal, state and local law.  You further agree that you have received all salary and benefits due to you to date, and

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have taken any family and medical leave to which you are entitled.  All pay earned by you, including vacation pay, has been paid or is included in the amounts referred to in the section entitled “Accrued Obligations.”
REMEDIES FOR BREACH
You acknowledge that your violation of any of the covenants contained in this Agreement would cause irreparable damage to McDonald’s an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, you agree that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of your violation of any of the covenants contained in this Agreement, McDonald’s shall be entitled (without the necessity of showing economic loss or other actual damage) to cease payment of the compensation and benefits contemplated by this Agreement to the extent not previously paid or provided and your prompt return of any portion of such compensation and the value of such benefits previously paid or provided  In addition to the foregoing, McDonald’s shall be entitled to specific performance and other injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without the requirement to post bond, in any court of competent jurisdiction for your actual or threatened breach of any of the covenants set forth in this Agreement.  The period during which any such covenant applies shall be deemed automatically extended by any period during which you are in violation of the provisions thereof.
Notwithstanding the foregoing, nothing in this Agreement shall prohibit or interfere with your right to challenge enforcement of this Agreement under the Older Workers Benefit Protection Act before a court or tribunal or before the Equal Employment Opportunity Commission.  Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation.  You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures, and you are not required to notify McDonald’s that you have made such reports or disclosures.
CHOICE OF LAW
You and McDonald’s agree that this Agreement is to be interpreted and enforced pursuant to the law of Delaware.  Should any dispute arise between the parties and the law of the forum state prevents use of this choice of law provision with respect to any issue, then the law of the forum state shall be adopted for that issue.
ENTIRE AGREEMENT; AMENDMENT
This Agreement contains the full agreement between you and McDonald’s and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof; provided, however, that you agree and acknowledge that the obligations and restrictive covenants set forth in this Agreement (including the sections entitled “Non-Solicitation of Employees; Non-Interference with Business Relationships; Confidentiality of Employee Names; Non-Disturbance;” “Non-Compete;” and “Confidential Information”) shall not supersede, and instead shall be in addition to, the obligations and

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restrictive covenants set forth in the Confidentiality, Intellectual Property & Restrictive Covenant Agreement between you and McDonald’s that you signed for good and valuable consideration and that was ancillary to your employment with McDonald’s.
This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Any oral representation or modification concerning this Agreement shall be of no force or effect.
HEADINGS; INTERPRETATION
The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
As used in this Agreement, the term “including” does not limit the preceding words or terms.
COMPLIANCE WITH CODE SECTION 409A
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment or installment in a series of payments under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Code Section 409A to the extent necessary to avoid the imposition of penalty taxes on you pursuant to Code Section 409A.  In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Code Section 409A, any payment that may be paid in more than one taxable year (depending on the time that you execute this Agreement) shall be paid in the later taxable year.  In no event shall McDonald’s be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or otherwise or for damages for failing to comply with Code Section 409A.  If you are deemed on your Termination Date to be a “specified employee” within the meaning of Code Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” to the extent required by Code Section 409A, such payment or benefit shall be made or provided on the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (b) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section shall be paid or reimbursed to you in a lump sum and all remaining payments and benefits due (if any) shall be paid or provided in accordance with the normal payment dates.  With regard to any reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense

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occurred and (iv) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement).
SAVINGS CLAUSE
In the event that any one (1) or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the released parties with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the parties in entering into this Agreement.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.
KNOWING AND VOLUNTARY AGREEMENT AND RELEASE, AND ACCEPTANCE AND RETURN OF THE AGREEMENT
You have participated in negotiating the terms of this Agreement.  You have read this Agreement and understand it fully.  You acknowledge that you have been and are hereby advised by this Agreement to consult with an attorney prior to executing this Agreement.
If you do not sign and return this Agreement, no part of the payments and benefits described in this Agreement shall be available to you.
[Signature Page Follows]

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I have read and understand this Agreement.  By signing below, I hereby fully and freely agree to abide by the promises, releases, and obligations set forth above.

Name (print):  Stephen Easterbrook

Signature: /s/ Stephen Easterbrook

Date: October 31, 2019

McDonald’s Corporation Signature: /s/ Jerome N. Krulewitch

Name (print):  Jerome N. Krulewitch

Title:   General Counsel

Date: November 1, 2019

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Attachment A:  Intellectual Property
Please list any Intellectual Property that you made, conceived or learned prior to the commencement of your employment with McDonald’s:

Attachment A Page 1 of 1